Exhibit 10.01

                           KEITHLEY INSTRUMENTS, INC.

                     2010 Annual Incentive Compensation Plan

                                  Introduction

          Keithley Instruments, Inc. (the "Company") has established an Annual Incentive Compensation Plan (the "Plan") as part of a competitive compensation program for the officers and key management employees of the Employers (as defined below). This Plan is also referred to as the Short-Term Incentive Compensation Plan.

Plan Objective

          The Company desires to attract, retain and incent talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to those employees whose performance has a significant impact on the Company's short-term and long-term profitability to earn annual incentive compensation based on such profitability.

Administration

          The Plan is administered by the Compensation and Human Resources Committee of the Board of Directors of the Company (the "Committee"). The
Committee:

     (a) May amend, modify, or discontinue the Plan.

     (b) Will designate Plan Participants at the officer level.

     (c) Will review and approve the annual performance criteria.

     (d) Will approve individual incentive compensation Awards to Participants who are officers.

     (e) Delegates to the Chief Executive Officer of the Company the power to designate Plan Participants and approve incentive compensation Awards to Participants who are not officers.

     (f) Except as determined by the Committee, a Participant must be employed on September 30 of the Award Term in order to be entitled to receive an Award hereunder. Notwithstanding the foregoing, the Committee may approve a pro rata incentive compensation Award for Participants who terminate employment prior to September 30 of the Award Term, provided those Participants were actively at work for the first one hundred and eighty days in the Award Term and (1) whose employment is terminated due to death, Disability, Retirement or (2) at the recommendation of the Chief Executive Officer.

          The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing by all Committee members, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

Determination of Individual Incentive Compensation Awards
---------------------------------------------------------

          Target incentive percentage for each Participant in the Plan will be established at the beginning of each Award Term and approved by the Committee, if required, or the Chief Executive Officer in cases where he has been delegated power by the Committee and will be established with consideration of competitive market data. Individual target incentive compensation will be calculated at the end of the Award Term based on performance against the criteria. Individual incentive compensation may then be further modified based on a Participant's performance and contributions for the year by up to 25% either plus or minus of target payout. If a Participant's performance during the Award Term is determined to be unsatisfactory, the Committee, or the Chief Executive Officer in the case of non-officers, reserves the right to reduce the Participant's Award for the Award Term to zero. Individual incentive compensation Awards may not exceed two (2) times the Target Incentive Award.

Payment Date/Taxes
------------------

          Promptly following the Committee's or the Chief Executive Officer's approval, as appropriate, of the final Awards, the Participants' Employer shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee or the Chief Executive Officer, as appropriate and
(ii) and Awards earned during the Award Term shall be paid during the period from October 1st through December 31st of the fiscal year following the Award Term provided that no valid deferral election has been previously made by the Participant. Any Award paid to a Participant under this Plan shall be subject to all applicable foreign, federal, state and local income tax, social security and other standard withholdings and deductions.

Definitions
-----------

          (a) "Award" means cash paid to a Participant under the Plan for the applicable Award Term in an amount determined in accordance with the Plan.

          (b) "Award Term" means the period corresponding with the Company's fiscal year beginning October 1 through the following September 30.

          (c) "Disability" means an approved application for disability benefits under an Employer's long term disability plan or under any applicable government program.

          (d) "Employer" means each of the Company and its wholly owned subsidiaries, as applicable.

          (e) "Participant" means any person who is classified by an Employer as a salaried employee who in the judgment of the Committee or the Chief Executive Officer, as appropriate occupies a key position in which his efforts may significantly contribute to the profits or growth of the Company; and provided that following the end of the Award Term the Committee, or the Chief Executive Officer, as appropriate, may make one or more discretionary Awards to employees of an Employer who were not previously designated as Participants. Directors of an Employer who also are employees of the Company are eligible to participate in the Plan. The Committee, or the Chief Executive officer in the case of a non-officer Participant, shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan. Each Participant shall be notified that he is eligible to receive an Award and the amount of his target Award. All target awards are based the salary in effect on October 1 of the applicable Award Term, or in the case of a Participant added to the Plan at a later date his starting salary or then current salary.

          (f) "Retirement" means a termination of employment with the Company or any Employer at or after age 55 and the completion of 10 or more years of service with the Company or any Employer.

General Plan Provisions
-----------------------

          (a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employer, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

          (b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

          (c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

          (d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act.

          (e) Limitation on Rights of Participants; No Trust. No trust has been created by the Company or any Employer for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Company or any Employer to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a Participant hereunder is a mere unsecured creditor of his Employer.

          (f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.

          (g) Effective Date. This Plan shall become effective as of October 1, 2009.

Performance Targets
-------------------

          The performance targets for the Plan are attached as an Addendum to this document.

                           FY2010 Performance Targets


For the fiscal year ending September 30, 2010 ("fiscal year 2010"), Awards may be paid to Participants in the amounts specified in such Participant's Award upon the following terms and conditions:

1. For each fiscal quarter in fiscal year 2010, 25% of the amount by which the Company's Return on Sales (as defined below) exceeds 5% will be contributed to a bonus pool (the "Bonus Pool") to be divided among Participants in accordance with the percentage of the Bonus Pool specified in such Participant's Award.

         Return on Sales is defined as follows:*    Pre-tax Earnings / Net Sales

         * Excluding special items as approved by the Committee in its sole discretion

2. No monies will be allocated to the Bonus Pool in each quarter of fiscal year 2010 unless the Company has restored its salaries and 401(k) plan match to at least the levels in place immediately prior to January 1, 2009. The 5% threshold above assumes full restoration of compensation.

3. As of the end of fiscal year 2010, the aggregate amount accumulated in the Bonus Pool will be payable to the Participants in accordance with such Participant's Award and the other terms and conditions of the Plan. Each quarter the percentage of total bonus will be calculated based on the current Participants at quarter end.